Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAIA, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Saia, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by revising the initial paragraph of Article IV of the Certificate, so that, as amended, said initial paragraph of Article IV shall be and read as follows:

Article IV

Authorized Capital Stock

The total number of shares which the Corporation shall have authority to issue is 100,050,000 shares.  Such shares shall consist of 50,000 shares of preferred stock, par value $0.001 per share, amounting to $50 in the aggregate and 100,000,000 shares of common stock, par value $0.001 per share, amounting to $100,000 in the aggregate.

SECOND:  That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of June, 2022.

By:/s/ Douglas L. Col

Authorized Officer

Title: Executive Vice President and Chief Financial Officer

Name:Douglas L. Col